EXHIBIT 23.3

                         CONSENT OF INDEPENDENT AUDITORS

           We consent to the incorporation by reference in this Registration Statement of Tower Realty Trust, Inc. (the "Company") on Form S-3 being filed under Securities Act of 1933 of our report, dated March 17, 1999, on our audits of the consolidated financial statements and financial statement schedules of the Company as of December 31, 1998 and 1997 and for the year ended December 31, 1998 and the period from March 27, 1997 (inception of operations) through December 31, 1997 and Tower Predecessor for the period from January 1, 1997 through October 15, 1997 and as of the year ended December 31, 1996, which reports are included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998. We also consent to the references to our firm under the caption "Experts."


/s/ PricewaterhouseCoopers LLP

PRICEWATERHOUSECOOPERS LLP

New York, New York
April 21, 1999